Exhibit 99.1

Contact: Yvonne Gill
January 12, 2007	570-724-0247
yvonneg@cnbankpa.com
C&N ANNOUNCES FOURTH QUARTER 2006 UNAUDITED FINANCIAL RESULTS
FOR IMMEDIATE RELEASE:
     WELLSBORO, PA – Citizens & Northern Corporation announced the unaudited, consolidated financial results for Citizens & Northern Corporation and subsidiaries for the annual and three-month periods ended December 31, 2006, which are highlighted below.
FINANCIAL HIGHLIGHTS FOR THE YEAR ENDED DECEMBER 31, 2006:
•	Net Income totaled $11,986,000 in 2006, which was 7.7% lower than Net Income reported in 2005 of $12,984,000. Net Income Per Share was $1.44 (Basic) and $1.43 (Diluted) in 2006, as compared to $1.55 (Basic) and $1.54 (Diluted) in 2005.

•	Return on Average Assets was 1.06% for 2006, as compared to 1.13% for 2005. Return on Average Equity was 9.18% for 2006, as compared to 9.80% for 2005.

•	Cash Dividends declared by C&N increased 3.2% in 2006 over 2005, to $0.96 per share.

•	Total assets amounted to $1,127,368,000 as of December 31, 2006, down 3.1% from December 31, 2005.

•	Net loans increased 5.3%, to $679,300,000 at December 31, 2006 from $644,938,000 at December 31, 2005.

•	Total deposits and repo sweep accounts increased 0.6%, to $789,607,000 at December 31, 2006 from $784,799,000 at December 31, 2005.

•	Assets under management by C&N’s Trust and Financial Management Group increased 23.8%, to $517,775,000 at December 31, 2006 from $418,259,000 at December 31, 2005. The addition of new employer retirement accounts, as well as appreciation of the stock market, has contributed to growth in Trust and Financial Management volume.

•	Tangible Equity/Tangible Assets Ratio was 11.27% at December 31, 2006.

     The net interest margin decreased $1,733,000, or 4.9%, in 2006 as compared to 2005. The yield curve was flat or inverted throughout 2006, causing interest rates paid on liabilities (mainly deposits and borrowings) to increase more than the rates of interest earned on loans and investment securities. Further, the flat or inverted yield curve resulted in limited opportunities to earn a positive spread from maintaining borrowed funds and holding investment securities. Accordingly, C&N sold securities and repaid borrowings throughout much of 2006. The balance of available-for-sale securities was $70,633,000 lower at December 31, 2006 than one year earlier, and the December 31, 2006 balance of short-term and long-term borrowings was $40,023,000 lower than one year earlier.
     Noninterest expense increased $2,652,000 (9.2%) in 2006 over 2005. Much of the increase in noninterest expense in 2006 has been attributable to operations and start-up costs in new markets, including the First State Bank offices (Canisteo and South Hornell) in New York State, and the Jersey Shore and Old Lycoming Township offices in Pennsylvania.
     Gains related to sales of credit card loans totaled $340,000 in 2006 and $1,906,000 in 2005. In the fourth quarter 2005, C&N sold the Citizens & Northern Bank credit card receivables, and recorded a gain of $1,906,000. After the sale, C&N continued to provide servicing of credit cards for a portion of 2006, and was subject to possible losses associated with credit card receivables sold with recourse. In the fourth quarter 2006, the C&N recorded an additional gain of $325,000 for the difference between the initial estimates of post-sale servicing expenses and recourse losses, and the actual amounts incurred. Also in 2006, C&N sold First State Bank’s credit card portfolio for a gain of $15,000.
     Net realized gains from sales of securities amounted to $5,046,000 in 2006, an increase of $3,244,000 over 2005. Most of the gains realized in 2006 have been from sales of bank stocks. Also, in the fourth quarter 2005, C&N had net losses from sales of securities of $586,000. The fourth quarter 2005 losses were mainly from sales of debt securities that were purchased in 2003 and 2004, when market yields were lower than in 2005.
     The provision for loan losses was $672,000 in 2006, down from $2,026,000 in 2005. In 2006, negotiations and workout of a few large, commercial loans were completed, resulting in charge-offs that were significantly less than the estimated allowances that had been previously established.

FINANCIAL HIGHLIGHTS FOR THE FOURTH QUARTER 2006:
•	Net Income in the fourth quarter 2006 was $2,694,000, or $410,000 (13.2%) lower than fourth quarter 2005 net income. Net Income Per Share was $0.32 (Basic and Diluted) in the fourth quarter 2006, as compared to $0.37 (Basic and Diluted) in the fourth quarter 2005. The net interest margin totaled $8,366,000 in the fourth quarter 2006, down 4.8% from the fourth quarter 2005, mainly because of the impact of rising short-term interest rates on C&N’s cost of funds. Gains related to sales of credit card loans totaled $340,000 in the fourth quarter 2006, as compared to $1,906,000 in the fourth quarter 2005, as described above. Noninterest expense totaled $8,155,000 in the fourth quarter, up 10.8% from fourth quarter 2005 noninterest expense of $7,358,000. Net securities gains for the fourth quarter 2006 amounted to $796,000, as compared to net security losses of $586,000 in the fourth quarter 2005. Cash Dividends declared by C&N amounted to $0.24 per share for the fourth quarter 2006, the same as in the fourth quarter 2005.

•	Net Income in the fourth quarter 2006 was $579,000 (17.7%) lower than third quarter 2006 net income of $3,273,000. Net securities gains for the fourth quarter 2006 were $806,000 lower than in the previous quarter. Noninterest expense increased $515,000 in the fourth quarter 2006 over the previous quarter, in part because of increases in year-end accruals for compensation and benefit costs.
     Citizens & Northern Corporation is the parent company of Citizens & Northern Bank and First State Bank. Citizens & Northern Bank is a local, independent community bank providing complete financial, investment and insurance services through 21 full service offices throughout Tioga, Bradford, Sullivan and Lycoming counties in Pennsylvania. First State Bank provides banking services through its offices in Canisteo and South Hornell, NY. C&N can be found on the worldwide web at www.cnbankpa.com. First State Bank can be found on the web at www.fsbcanisteo.com. The Company’s stock is listed on NASDAQ Capital Market Securities under the symbol CZNC.